Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of TPG Inc. of our report dated September 26, 2023, relating to the financial statements of AG Partner Investments, L.P., which appears in TPG Inc.’s Current Report on Form 8-K dated November 2, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

November 2, 2023